UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 7, 2009
Wolverine World Wide, Inc.
(Exact Name of Registrant as
Specified in its Charter)

Delaware	001-06024	38-1185150
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

9341 Courtland Drive
Rockford, Michigan	49351
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (616) 866-5500
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.
On January 7, 2009, the Board of Directors of Wolverine World Wide, Inc. approved management’s recommendation to implement a strategic restructuring initiative. This initiative will allow the Company to create significant operating efficiencies, improve its supply chain, and create a stronger global brand platform.
The Company has provided preliminary estimated ranges for expected costs and benefits and will provide further disclosure as appropriate.
In 2009, the implementation costs to consolidate key manufacturing, distribution and global operations functions are estimated to range from $31 million to $36 million. Approximately $9 million to $10 million of this estimate represents non-cash charges. Continuing annualized pretax benefits are estimated to be $17 million to $19 million. The strategic restructuring initiative is expected to be completed in 2009.
The ranges of pretax charges by major category that are expected in connection with the restructuring plan are summarized in the following table:

	Estimated Range
	(in millions)
Severance and employee-related costs	$14	$15
Non-cash charges related to property and equipment	9	10
Facility exit costs	5	6
Consulting and other costs	2	3
Other transition costs	1	2

Total charges	$31	$36
On January 8, 2009 the Company issued a press release announcing this restructuring initiative. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits:
99.1	Press Release dated January 8, 2009

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2009	WOLVERINE WORLD WIDE, INC. (Registrant)

/s/ Donald T. Grimes Donald T. Grimes Senior Vice President, Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Document

99.1	Press Release dated January 8, 2009